Exhibit 4(iv)

Form of Contract Endorsement

Transamerica Advisors Life Insurance Company

A Stock Company

Administrative and Home Office: 4333 Edgewood Road N.E., Cedar Rapids, IA 52499

Main Telephone Number: (319) 355-8511

Web Address: www.transamerica.com

(Hereinafter called “the Company,” “we,” “us,” or “our”)

CONTRACT FEE ENDORSEMENT TO

CONTINGENT DEFERRED ANNUITY CONTRACT

This Endorsement is part of the Contract to which it is attached. This Endorsement terminates when the Contract terminates.

Effective December 1, 2018, we will no longer charge a Contract Fee for the benefits provided under the Contract.

In all other respects, the provisions and conditions of the Contract remain the same. In the event of any conflict between the provisions of this Endorsement and the provisions of the Contract, the provisions of this Endorsement shall prevail.

Signed for the Company at our Home Office by:

Blake Bostwick	Jay Orlandi
President	Secretary